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                                                               EXHIBIT (A)(1)(N)


                                              CONTACTS:
                                              ---------
                                              Ish Haley - EDS
                                              (+1) (972) 605-6808
                                              ish.haley@eds.com

                                              Jim Phelan  -- UGS
                                              (+1) (314) 264-8216
                                              jim.phelan@ugs.com


FOR IMMEDIATE RELEASE, MONDAY, SEPTEMBER 17, 2001

EDS Extends Offer Period to Purchase All Outstanding Class A Common Shares of
UGS

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PLANO, Texas, and CYPRESS, Calif. - EDS today announced that its wholly owned subsidiary, UGS Acquisition Corp., has extended the expiration date for the cash tender offer for all outstanding shares of Unigraphics Solutions Inc. (UGS) Class A common stock until 12 p.m. EDT, Thursday, September 27, 2001.

Members of the financial community asked for the extension on behalf of their clients who hold UGS shares following the recent terrorist attacks on the United States. EDS will extend the period to ensure that UGS shareholders have sufficient time to tender their shares. The Special Committee of the UGS board of directors and the UGS board of directors approved the extension.

As of 5 p.m. EDT, September 14, 2001, approximately 757,234 shares of UGS Class A common stock had been tendered, representing approximately 14.2 percent of the outstanding Class A common stock, based on the Depositary's preliminary count. The acceptance of these shares in the tender offer would, together with the shares of Class A common stock issuable to EDS upon conversion of its shares of UGS Class B common stock, result in EDS' ownership of at least 90% of each class of outstanding UGS common stock. As a result, EDS would be able to complete the merger of UGS Acquisition Corp. into UGS promptly after the completion of the tender offer without further stockholder approval. Upon completion of the merger, each share of
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UGS Class A common stock not previously purchased in the tender offer would be converted into the right to receive $32.50 in cash.

All stockholders should read the Tender Offer Statement on Schedule TO filed by EDS, and the Solicitation/Recommendation Statement on Schedule 14D-9 filed by UGS, with the Securities and Exchange Commission (SEC) and mailed to stockholders and any related amendments thereto filed with the SEC. These statements contain important information that shareholders should consider before making any decision with respect to tendering their shares. Stockholders are able to obtain these statements and amendments hereto, as well as other filings containing information about EDS and UGS, without charge, at the SEC's Web site (www.sec.gov). Copies of the Tender Offer Statement and the
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Solicitation/Recommendation Statement can also be obtained without charge from
EDS. You can call EDS at 972-605-6661 or write to EDS, 5400 Legacy Drive, Plano, Texas, 75024-3100, Attn: Investor Relations.

About EDS

EDS, the leading global services company, provides strategy, implementation and hosting for clients managing the business and technology complexities of the digital economy. EDS brings together the world's best technologies to address critical client business imperatives. It helps clients eliminate boundaries, collaborate in new ways, establish their customers' trust and continuously seek improvement. EDS, with its management consulting subsidiary, A.T. Kearney, serves the world's leading companies and governments in 55 countries. EDS reported revenues of $19.2 billion in 2000. The company's stock is traded on the New York Stock Exchange (NYSE: EDS) and the London Stock Exchange. Learn more at www.eds.com.
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About UGS

UGS (NYSE: UGS) is one of the most successful software and services companies dedicated to product lifecycle management solutions. UGS' rich heritage and financial strength have been established by consistently providing the industry's best product development applications for over 25 years. Today, UGS is distinguished as a leading supplier of Internet-based product life cycle collaboration solutions as well as the company that is creating the de facto industry standards for the digital product. With offices in over 30 countries around the globe, UGS is a premier vendor for open solutions that seamlessly weave into any environment and create unprecedented value for the world's most demanding customers. In addition, UGS is the first company in its industry to earn the ISO 9001/TickIT certification. For more information please contact UGS at (800) 498-5351 or via the World Wide Web at http://www.ugs.com.
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